EXHIBIT 99.1

AMERICAN ACHIEVEMENT GROUP HOLDING CORP. ANNOUNCES EXTENSION OF THE EARLY TENDER DATE AND EXPIRATION OF WITHDRAWAL RIGHTS FOR ITS PREVIOUSLY ANNOUNCED TENDER OFFER FOR ITS 12.75% SENIOR PIK NOTES DUE 2012

AUSTIN, TX, June 19, 2009 – American Achievement Group Holding Corp. (the “Company”) announced today that it is extending the early tender deadline (the “Early Tender Date”) with respect to its previously announced tender offer (the “Offer”) for its outstanding 12.75% Senior PIK Notes due 2012 (CUSIP No. 02369BAB2, 02369BAA4, 02369BAE6, 02369BAD8) (the “Notes”) from 5:00 p.m., New York City time, on June 18, 2009, to 11:59 p.m., New York City time, on July 2, 2009.  Except for the extension of the Early Tender Date, all other terms and conditions of the Offer remain unchanged.  The withdrawal deadline has not been extended and, accordingly, Notes tendered in the Offer may no longer be withdrawn.  The expiration date for the Offer remains 11:59 p.m., New York City time, on July 2, 2009, unless otherwise extended or earlier terminated.

As of 5:00 p.m., New York City time, on June 18, 2009, $36,672,118 aggregate principal amount of the Notes, representing approximately 33.31% of the outstanding Notes, had been validly tendered and not withdrawn.

Holders who validly tender on or prior to 11:59 p.m., New York City time, on July 2, 2009 will be eligible to receive the “Total Consideration” of $230.11 per $1,000 per principal amount of the Notes, which includes an early tender premium of $20 per $1,000 per principal amount of the Notes.  No additional amounts will be payable with respect to any accrued or unpaid interest on the Notes since April 1, 2009.

On February 25, 2009, the Company repurchased $104,301,834 aggregate principal amount of the Notes for an aggregate purchase price of $24,000,000 (the “Repurchase Transaction”).  For no additional consideration, the sellers of the Notes (the “February Sellers”), representing a majority in principal amount of the Notes, consented to a second supplemental indenture (the “Second Supplemental Indenture”), which was entered into on February 25, 2009, by the Company and the trustee under the Indenture.  The Second Supplemental Indenture removed substantially all of the restrictive and reporting covenants under the Indenture, as well as certain events of default and related provisions.  Holders of Notes that receive the Total Consideration pursuant to the Offer will receive approximately the same consideration per $1,000 of principal amount of Notes as was received by the February Sellers in the Repurchase Transaction.

The Company intends to fund payment for the Notes that are purchased in the Offer with a combination of one or more of (i) cash borrowed by its subsidiary American Achievement Corporation under its revolving line of credit and distributed to the Company, (ii) proceeds of the sale of new preferred stock (the “New Preferred”) by a newly formed subsidiary American Achievement Intermediate Holding Corp. (“Newco”) and (iii) cash on hand.  Any New Preferred issued by Newco will be structurally senior to any remaining Notes.

Goldman, Sachs & Co. is acting as the dealer manager for the Offer.  The depositary and information agent for the Offer is Global Bondholder Services Corporation.  Questions regarding the Offer may be directed to Goldman, Sachs & Co., at (800) 828-3182 (toll free) or (212) 357-4692 (collect).  Requests for copies of the Offer to Purchase and related documents may be directed to Global Bondholder Services Corporation at (866) 873-6300 (toll free) or (212) 430-3774 (banks and brokerage firms).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities.  The Offer is made solely by means of the Offer to Purchase.

About the Company:

The Company is the indirect parent company of American Achievement Corporation.  American Achievement Corporation is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®. Balfour®, Keepsake®, and Taylor Publishing, American Achievement Corporation’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

This press release contains certain forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither the Company and American Achievement or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.